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                                    Agreement

                                     between

              Swiss Bank Corporation, Lowenstrasse 49, 8021 Zurich
                       (hereinafter referred to as "SBV")

                                       and

           IAT Multimedia, Inc., Aarestrasse 17, 5300 Vogeslang-Turgi
                            (hereinafter "IAT Inc.")


With the agreement of February 5, 1996 SBV granted to IAT AG, Vogelsang-Turgi (hereinafter "IAT") against several guarantees a credit line of CHF 1,900,000 which as of October 30, 1997 has been reduced to CHF 1,300,000. The current account debt as well as the claims of SBV from the Loans 1 and 2 including interests, commissions and charges amount to CHF 1,341,449.82 as of October 30, 1997 (s.e. & o.).

The parties agree as follows:

1. IAT Inc. acquires from SBV its claim towards IAT AG from the account No. P4-664'213 (current account as well as Loan 1 and Loan 2) with all preferential and subsidiary rights.

2. The parties agree a purchase price of CHF 1,341,449.82 for the acquisition of the claim (current account debt and claims from Loan 1 and 2). The purchase price shall be paid in monthly installments of CHF 200,000, payable on the first day of the month by transfer on the account No. P0-248,343.0 made out in the name of Schweizerischer Bankverein, Postfach, 8010 Zurich.

3. Upon receipt of each partial payment according to item 2 above, SBV shall assign partial claims towards IAT Inc. from the account No. P4-664'213 (current account and Loan 1 and 2) in the amount of CHF 200,000 at a time with all preferential and subsidiary rights and future interests to IAT Inc. The assignment of the partial claim towards IAT Inc. will be carried out upon confirmation of the receipt of the payment. A sample of the text to be used can be found in the enclosure to this agreement.

4. SBV guarantees for the validity and assignability of the claim or partial claims respectively, but assumes no responsibility for the solvency of the debtor.

5. Should the remaining claim of SBV from the current account No. P4-664'213 amount to less than the payment effected by IAT Inc. as last installment at the time of the assignment of the last partial claim (see item 2 above), SBV shall reimburse the difference to IAT Inc.


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6.   The handing over of the deeds (documents) and means of evidence regarding the assigned claim, especially regarding the corresponding preferential and subsidiary rights, will take place after complete payment of the purchase price by IAT Inc.

7. This agreement is subject to Swiss law. Zurich 1 shall be the place of jurisdiction. The place of performance is also Zurich 1. At said place, IAT Inc. chooses a special domicile for the fulfillment of its obligations.

Zurich, 11/6/1997                          Vogelsang-Turgi, 11/4/1997

Schweizerischer Bankverein                 IAT Multimedia, Inc.



__________________________                 ____________________________


Vogelsang-Turgi, _________

IAT AG

__________________________





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Addendum to the Agreement of ________________



Text for confirmation of receipt


With reference to the agreement between you and us of the _______________ we confirm the receipt of your partial payment for the month ___________ in the amount of CHF 200,000.--. On the other hand, according to item 3 of the agreement, we assign to you the partial amount of CHF 200,000.--of our claim against IAT AG. Correspondingly, the debt of IAT AG on the current account No. P4-664,213.0/.2/.3 is reduced according to the enclosed statement.


Best regards,




Swiss Bank Corporation


Enclosures